Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Transmeridian Exploration Incorporated’s previously filed Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674 and 333-120930) and on Form S-8 (File Nos. 333-105610 and 333-105609) and the related prospectuses of our reports dated March 14, 2005 and April 19, 2005 with respect to the consolidated financial statements of Transmeridian Exploration Incorporated as of December 31, 2004 and for each of the years ended December 31, 2004 and December 31, 2003, included in the Annual Report on Form 10-K of Transmeridian Exploration Incorporated for the fiscal year ended December 31, 2005 and/or the Annual Report on Form 10-K of Transmeridian Exploration Incorporated for the fiscal year ended December 31, 2004 and Amendment No. 1 thereto, filed with the Securities Exchange Commission.

/s/ John A. Braden & Company, P.C.

Houston, Texas

March 16, 2006